EXHIBIT 11



     SCHEDULE RE: COMPUTATION OF EARNINGS PER COMMON SHARE*
          (In thousands, except per share amounts)


                         Three Months Ended  Six Months Ended
                         ------------------  -----------------
                         June 30,   July 2,  June 30,  July 2,
                           1996     1995       1996     1995
                         -------   --------  --------  -------

PRIMARY

Net income               $ 10,807  $  9,886  $ 19,354  $ 18,900

Weighted average
 shares outstanding        22,627    22,624    22,632    22,620
                          -------   -------   -------   -------

Primary earnings
 per share*              $   0.48  $   0.44  $   0.86  $   0.84
                          =======   =======   =======   =======


FULLY DILUTED

Net income               $ 10,807  $  9,886  $ 19,354  $ 18,900
                          -------   -------   -------   -------

Weighted average
 shares outstanding        22,627    22,624    22,632    22,620

Add incremental shares representing:
 Shares issuable upon
 exercise of stock options
 based on period-end
 market price                 448       403       448       403
                          -------   -------   -------   -------
Weighted average number
 of shares, as adjusted    23,075    23,027    23,080    23,023
                          -------   -------   -------   -------

Fully diluted earnings
per share                $   0.47  $   0.43  $   0.84  $   0.82
                          =======   =======   =======   =======
Dilutive effect of
 incremental shares           1.9%      1.8%      1.9%      1.8%
                              ===       ===       ===       ===

*Incremental shares have not been considered in the computation of primary earnings per common share in accordance with generally accepted accounting principles which require inclusion only when the dilutive effect is greater than 3%.